Exhibit 23.2

Consent of Ernst & Young LLP,
Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Argan, Inc. on Form S-8 for the registration of 14,000 shares of its common stock issued pursuant to the 2007 Stock Award Plan of Argan, Inc., of our report dated May 10, 2006, with respect to the consolidated financial statements of Argan, Inc. at January 31, 2006 and for the year then ended, included in its Annual Report on Form 10-KSB for the year ended January 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia
June 14, 2007